                                                                   EXHIBIT 99.4



              SHAREHOLDERS' AND VOTING AGREEMENT OF DSI TOYS, INC.

         This Shareholders' and Voting Agreement of DSI Toys, Inc. (the "Agreement") is made this 15th day of April, 1999, by and among DSI Toys, Inc., a Texas corporation (the "Company"), MVII, LLC, a limited liability company formed under the laws of the State of California ("MVII"), and M.D. Davis ("Davis"), Rust Capital, Ltd., a Texas limited partnership ("Rust"), Douglas A. Smith ("Smith"), Joseph N. Matlock ("Matlock") and Barry B. Conrad ("Conrad). Davis, Rust, Smith, Matlock and Conrad are hereinafter referred to collectively as the "DSI Group" and individually as a "DSI Shareholder". MVII and the DSI Group are sometimes hereinafter referred to as the "Shareholders".

                                    RECITALS:

         WHEREAS, the Company has an authorized capitalization of twenty million (20,000,000) shares of common stock, par value $.01 per share (the "Common Shares");

         WHEREAS, MVII has agreed to purchase two million three hundred fifty-eight thousand four hundred ninety-one (2,358,491) Common Shares, subject to adjustment, under the terms of that certain Stock Purchase and Sale Agreement dated as of even date herewith (the "Stock Purchase Agreement") by and between the Company and MVII (the "Stock Purchase");

         WHEREAS, MVII proposes to make a tender offer to purchase up to one million six hundred thousand (1,600,000) Common Shares from the Company's shareholders on the terms and subject to the conditions of the Stock Purchase Agreement (the "Tender Offer");

         WHEREAS, the DSI Group currently owns approximately one million seven hundred and ten thousand (1,710,000) Common Shares;

         WHEREAS, upon the closing of the Stock Purchase and the completion of the Tender Offer, the Shareholders will collectively own the majority of the issued and outstanding Common Shares; and

         WHEREAS, the Shareholders desire to agree among themselves and with the Company with respect to certain matters relating to the Common Shares including, without limitation, restrictions on certain transfers and purchases of the Common Shares and the exercise of the voting rights evidenced by the Common Shares.

                                   AGREEMENT:

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, the Company, and the Shareholders agree as follows:

                                    ARTICLE I
                                VOTING AGREEMENT

         1.01 Number of Directors. The Shareholders agree that the number of directors which shall comprise the Board of Directors of the Company shall be equal to six (6) upon completion of the Stock Purchase; provided, however, the number of directors which shall comprise the Board of Directors of the Company may be changed from time to time as permitted by the Company's Articles of Incorporation, Bylaws and by law.

         1.02     Nomination of Directors.

                  (a) MVII and the DSI Group shall each be entitled to nominate, from time to time, the members of the Board of Directors of the Company. The DSI Group shall be entitled to nominate two of the total number of directors of the Company, and MVII shall be entitled to nominate the remaining number of directors.

                  MVII and the DSI Group shall have the exclusive right to nominate any director to replace a director previously nominated by it who has vacated his or her directorship by reason of death, resignation, or removal.

                  With respect to the nominees of MVII and the DSI Group, the Company shall be entitled to rely on written notice from E. Thomas Martin on behalf of MVII and from M.D. Davis on behalf of the DSI Group, as to the identity of each Shareholder's nominees (each of Mr. Martin and Mr. Davis is referred to herein as a "Spokesperson"). MVII and the DSI Group may change its Spokesperson by giving the Company written notice of a change in such Spokesperson, executed by a majority in interest (not in number) of the DSI Shareholders in the case of the DSI Group. The initial nominees for directors are as follows:

                IDENTITY OF SHAREHOLDERS                        NOMINEE
                ------------------------                        -------
                          MVII                              E. Thomas Martin
                          MVII                              Robert L. Burke
                          MVII                             Joseph S. Whitaker
                          MVII                               John McSorley
                        DSI Group                          Joseph N. Matlock
                        DSI Group                              M.D. Davis

                  (b) At least sixty (60) days prior to any meeting of the Shareholders at which an election of directors is to be held, the Company shall send to each Spokesperson a notice of such meeting soliciting from such individual the names of the persons that MVII and the DSI Group respectively wish to nominate as members of the Board of Directors of the Company, which nomination may, but need not be, the persons named in paragraph

         (a) of this Section 1.02. Such nominations must be received by the Company within fifteen (15) days following the date of the Company's notice soliciting nominations.

         1.03 Election of Directors and Irrevocable Proxy. In exercising any voting rights to which the Shareholders may be entitled by virtue of owning Common Shares, the Shareholders shall, with respect to the election of directors of the Company, vote the number of Common Shares that the Shareholders own for election of the individuals nominated by MVII and the DSI Group, from time to time, pursuant to Section 1.02 of this Agreement as the directors of the Company. Each DSI Shareholder shall execute an irrevocable proxy, in a form approved by the Board of Directors, appointing MVII as proxy, and authorizing MVII to vote such DSI Shareholder's Common Shares for the election of the directors to the Board of Directors in accordance with this Agreement. Such irrevocable proxies shall further designate MVII as proxy for each DSI Shareholder with respect to all other matters of the Company subject to a vote of the Company's common shareholders, however each DSI Shareholder shall retain the right to vote his or her Common Shares with respect to matters concerning
(a) a dissolution of the Company, or (b) the sale of a Controlling Interest (as that term is defined in the irrevocable proxies). Such irrevocable proxies shall have the same duration as this Agreement.

         1.04 Removal of Directors. MVII shall not vote its Common Shares or the DSI Group's Common Shares as proxy in favor of removal of a director nominated by the DSI Group unless so requested by the DSI Group, as required by law.

         1.05 Voting Agreement. This Agreement constitutes a voting agreement made pursuant to the provisions of the Texas Business Corporation Act. A counterpart of this Agreement will be deposited with the Company at its principal office and is subject to the same rights of examination by any shareholder of the Company, in person or by agent or attorney, as are the Company's books and records.

         1.06 Effective Date. The provisions of Article I of this Agreement shall automatically take effect and are conditioned upon the completion of the Second Closing, as such term is defined in the Stock Purchase Agreement.

                                   ARTICLE II
                              TRANSFER RESTRICTIONS

         2.01 Right of First Refusal in Connection With Transfers Other Than Public Transfers. Subject to the provisions of Section 3.01(b) hereof, before any Common Shares may be transferred, sold, assigned, conveyed or otherwise disposed or delivered by a DSI Shareholder (a "Transfer") to any individual, firm, company, corporation, unincorporated association, partnership, trust, joint venture or other entity (a "Proposed Transferee") in any transaction other than a transaction effected on the Nasdaq Stock Market or any stock exchange or over-the-counter trading system on which the Company's Common Shares are traded (a "Public Transfer"), the Common Shares shall first be offered to MVII in the following manner:

                  (a) The DSI Shareholder who proposes to Transfer any Common Shares (the "Selling Shareholder") shall give a written notice (the "Seller Notice") to MVII stating (i) the Selling Shareholder's bona fide intention to Transfer such Common Shares, (ii) the name of the Proposed Transferee, (iii) the number of Common Shares the Selling Shareholder desires to Transfer (the "Offered Shares") and (iv) the price for which the Selling Shareholder proposes to Transfer the Offered Shares. MVII shall thereafter have an option to purchase the Offered Shares in accordance with the provisions set forth below.

                  (b) MVII will have an option, for five (5) Business Days (as hereinafter defined) after receiving the Seller Notice, to give written notice to the Selling Shareholder and the Company of its election to purchase the Offered Shares. The purchase price and other terms at which the Offered Shares are offered to MVII shall be the price and terms specified in the Seller Notice, including, if specified in the Seller Notice, the requirement that all (but not less than all) of the Offered Shares be purchased. A "Business Day" shall mean any day other than a Saturday or Sunday or any other day on which banks in Houston, Texas are authorized or required to close.

                  (c) In the event MVII does not elect to purchase 100% of the Offered Shares (if that option is available under the terms of the Seller Notice), the Selling Shareholder may thereafter Transfer the balance of the Offered Shares in accordance with Section 2.01(e) hereof free of the right of first refusal and voting agreement set forth in this Agreement (subject to such right of first refusal being revived as provided in Section 2.01(e) hereof).

                  (d) If exercised by MVII pursuant hereto, the right to purchase the Offered Shares shall be exercised by written notice, signed by MVII, and delivered or mailed to the Company as provided in
         Section 3.01(i). Such notice shall specify the time, place and date for settlement of such purchase, which shall be held within three (3) Business Days after the expiration of the notice period specified in
         Section 2.01(b).

                  (e) If MVII has not exercised its right of first refusal to purchase the Offered Shares in accordance with Section 2.01(d) hereof, the Selling Shareholder may thereafter Transfer such remaining Common Shares free of the right of first refusal and voting agreement contained in this Agreement to the Proposed Transferee at the price and on the terms specified in the Seller Notice or at a higher price but with no material change in the other terms, provided that such Transfer is consummated within 180 days of the date of the Seller Notice. If the Selling Shareholder fails to consummate the Transfer within such 180 day period, the purchase rights of MVII provided hereby shall be deemed to be revived with respect to such shares and no Transfer of Common Shares shall be effected without first offering such shares in accordance herewith.

                  (f) Notwithstanding anything contained in this Agreement to the contrary, the DSI Shareholders shall be entitled to Transfer their Common Shares to their lineal descendants, members of their immediate family and charities free of the right of first refusal contained in this Section 2.01 provided that the Transferee agrees to be bound by all of the terms and conditions of this Agreement.

         2.02 Right of First Refusal in Connection With Public Transfers. Subject to the provisions of Section 3.01(b) hereof, Common Shares may be Transferred to any Proposed Transferee in a Public Transfer under the following circumstances:



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                  (a) From time to time a DSI Shareholder (a "Public Selling
         Shareholder") may deliver a written notice to MVII (the "Public Transfer Notice") stating (i) the maximum number of Common Shares that such Public Selling Shareholder intends to sell during the next sixty
         (60) days (the "Public Offered Shares"), and (ii) the minimum price at which such Public Selling Shareholder intends to sell such Common Shares. MVII shall thereafter have an option to purchase all or part of the Public Offered Shares in accordance with the provisions set forth below.

                  (b) MVII will have an option, for three (3) Business Days after receiving the Public Transfer Notice, to give written notice to the Public Selling Shareholder and the Company of its election to purchase all or part of the Public Offered Shares. The purchase price at which the Public Offered Shares are offered to MVII shall be the price and terms specified in the Public Transfer Notice.

                  (c) In the event MVII does not elect to purchase 100% of the Public Offered Shares, the Public Selling Shareholder may thereafter effect a Public Transfer of the balance of the Offered Shares in accordance with Section 2.02(e) hereof free of the right of first refusal and voting agreement set forth in this Agreement (subject to such right of first refusal being revived as provided in Section 2.02(e) hereof).

                  (d) If exercised by MVII pursuant hereto, the right to purchase the Public Offered Shares shall be exercised by written notice, signed by MVII, and delivered or mailed to the Company as provided in Section 3.01(i). Such notice shall specify the time, place and date for settlement of such purchase, which shall be held within three (3) Business Days after the expiration of the notice period specified in Section 2.02(b).

                  (e) If MVII has not exercised its rights of first refusal to purchase 100% of the Public Offered Shares in accordance with Section 2.02(a) hereof, the Public Selling Shareholder may thereafter effect one or more Public Transfers of such remaining Common Shares free of the right of first refusal and voting agreement contained in this Agreement at a price not less than the price specified in the Public Seller Notice, provided that, with respect to any Common Shares not Transferred within sixty (60) days of the date of the Public Seller Notice, the purchase rights of MVII provided hereby shall be deemed to be revived with respect to such shares and no Transfer of Common Shares shall be effected without first offering such shares in accordance herewith.

         2.03 Continuing Rights. The exercise or non-exercise of co-sale rights pursuant to Section 2.05 hereunder shall not adversely affect MVII's right of first refusal with respect to subsequent Transfers by a DSI Shareholder pursuant to this Agreement. Subject to the provisions of Section 3.01(b), the provisions of the voting agreement shall continue to apply to all Common Shares unless and until they are transferred to a third party in accordance with the terms and provisions of this Article II.

         2.04 Right to Pledge Common Shares. A DSI Shareholder may pledge Common Shares held by it as collateral for indebtedness provided that the pledgee party agrees to be bound by all of the terms and conditions of Article II of this Agreement in the event that the pledgee party becomes the owner of the pledged Common Shares, whether by foreclosure, transfer in lieu of foreclosure or otherwise. If any DSI Shareholder pledges any Common Shares held by it as collateral for indebtedness as provided in this Section 2.04, simultaneous with such pledge, the DSI Shareholder shall notify MVII of such pledge, the name, address and phone number of the pledgee party, and the type and amount of indebtedness secured by the collateral. If there shall occur an event of default in connection with repayment of the indebtedness or any other event giving rise to the pledgee party's right to foreclose on the collateral or accept or take the collateral in lieu of foreclosure, or any event that otherwise allows or permits the pledgee party to become the owner of the collateral, then the DSI Shareholder shall immediately notify MVII of such event or occurrence.

         2.05     Co-Sale Rights.

                  (a) MVII shall not Transfer in any one transaction or series of related transactions more than forty percent (40%) of the total number of Common Shares standing in its name as of the Second Closing Date unless the DSI Shareholders are permitted to sell a number of Common Shares owned by the DSI Group determined in accordance with
         Section 2.05(c) to the third-party offeror at the same price and on the same terms as the offer is proposed to be effected (a "Third-Party Offer") to MVII.

                  (b) MVII shall cause the Third Party Offer to be reduced to writing and shall send written notice of the Third Party Offer, including the name of the offeror, the number of Common Shares the offeror proposes to purchase, and the price and other terms the offeror proposes for the purchase of the Common Shares (the "Inclusion Notice") to each DSI Shareholder in the manner specified in Section 3.01(i). Within five (5) Business Days after delivery of the Inclusion Notice, each DSI Shareholder may accept the offer included in the Inclusion Notice by furnishing written notice of such acceptance to MVII. If none of the DSI Shareholders accepts such offer within such time period, MVII shall be free, at any time within the next 180 days to sell its shares to such third party on the terms contained in the Third Party Offer free and clear of the terms and conditions of this Agreement.

                  (c) Each DSI Shareholder shall have the right to sell pursuant to the Third Party Offer a number of Common Shares equal to the product of (x) the number of Common Shares covered by the Third Party Offer and
         (y) a fraction, the numerator of which is the total number of Common Shares then owned by such DSI Shareholder and the denominator of which is the total number of Common Shares then owned by MVII and such DSI Shareholder free and clear of MVII's right of first refusal and the voting agreement.

                                   ARTICLE III
                                  MISCELLANEOUS

         3.01

                  (a) Spouse's Interest in Common Shares. By their signatures below, the spouse of each DSI Shareholder (a "Spouse") agrees to be bound in all respects by the terms of this Agreement to the same extent as each DSI Shareholder. Each Spouse further agrees that should he or she predecease or become divorced from a DSI Shareholder, any of the Common Shares in which he or she may have any interest shall remain subject to all of the restrictions and to all of the rights of the Company and the other Shareholders as contained in this Agreement. Whenever reference is made in this Agreement to "Common Shares," unless the context clearly requires otherwise, such Common Shares will include any community property or other interest of the DSI Shareholder's Spouse, if any, in such Common Shares.

                  (b) Termination of Agreement. This Agreement and the irrevocable proxies contemplated hereby will terminate upon the earlier of (i) the termination of the Stock Purchase Agreement in the event the Second Closing (as therein defined) does not occur, (ii) the fifth anniversary of the date of the Second Closing under the Stock Purchase Agreement, (iii) written consent of the Company, MVII and a majority in interest of the DSI Group, or (iv) the dissolution of the Company.

                  (c) Indemnification. Each DSI Shareholder agrees to severally indemnify and hold harmless MVII and the Company from and against any and all damages, losses, claims, liabilities, demands, charges, suits and penalties MVII or the Company incurs or to which MVII or the Company becomes subject arising out of any breach or default by that DSI Shareholder of any of the provisions of this Agreement, and MVII agrees to indemnify and hold harmless each DSI Shareholder and the Company from and against any and all damages, losses, claims, liabilities, demands, charges, suits and penalties the DSI Shareholders or the Company incurs or to which the DSI Shareholders or the Company becomes subject arising out of any breach or default by MVII of any of the provisions of this Agreement. Under no circumstances shall a DSI Shareholder be liable in any way for indemnity under this Section 3.01(c) for the action or inaction of another DSI Shareholder.

                  (d) Remedies. The parties hereto acknowledge that remedies at law for any breach or attempted breach of the provisions of this Agreement will be inadequate, and therefore each party to this Agreement will be entitled to specific performance and injunctive and other equitable relief in case of any breach or attempted breach by any other party. Each party to this Agreement waives any requirements for securing or posting any bond in connection with obtaining any such injunctive or other equitable relief.

                  (e) Amendments and Waivers. Any modification or amendment to, or waiver of, any provision of this Agreement may be made only by an instrument in writing executed by the Company, MVII and a majority in interest of the DSI Group.

                  (f) Successors and Assigns. Subject to the restrictions on transfer and assignment contained in this Agreement, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

                  (g) Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

                  (h) Waiver. No failure or delay on the part of any party in exercising any right, power or privilege hereunder or under any of the other agreements, instruments or documents delivered in connection with this Agreement shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

                  (i) Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered personally, or by overnight delivery service, or by facsimile transmission (with a copy sent by overnight delivery service) to the parties at the addresses or facsimile numbers set forth below:

                  If to the Company, at DSI Toys, Inc., 1100 W. Sam Houston Parkway N., Suite A, Houston, Texas 77043, Attention: M.D. Davis (fax:
         713/468-8194), with a copy to Thompson & Knight, 1200 San Jacinto Center, 98 San Jacinto Boulevard,Austin,TX78701, Attention: Michael L. Bengtson, Esq.(fax: 512/469-6180).

                  If to MVII, at MVII, LLC, 654 Osos Street, San Luis Obispo, CA 93401, Attention: E. Thomas Martin (fax: 805/545-7590) or at such other address or addresses as may have been furnished in writing by the Shareholder to the Company, with a copy to Andre, Morris & Buttery, 1304 Pacific Street, San Luis Obispo, CA 93401, Attention: J. Todd Mirolla, Esq. (fax: 805/543-0752).

                  If to any DSI Shareholder, at the address set forth opposite such DSI Shareholder's name on the signature pages attached hereto, with a copy to Thompson & Knight, 1200 San Jacinto Center, 98 San Jacinto Boulevard,Austin,TX78701, Attention: Michael L. Bengtson, Esq.(fax: 512/469-6180).

         Notice so given shall, in the case of notice so given by overnight delivery service, on the date of actual delivery, in the case of notice so given by facsimile transmission, on the later of 24 hours after actual transmission or on the date of actual delivery of the copy sent by overnight delivery service or, in the case of personal delivery, on the date of actual delivery.

                  (j) Attorney's Fees. In the event that a party brings suit or otherwise attempts to collect damages or enforce this Agreement in connection with a breach of any of the terms and conditions of this Agreement, the prevailing party shall be entitled to reimbursement from the losing party (severally in proportion to their fault in the case of a suit against more than person) of the prevailing party's reasonable attorney's fees and costs.

                  (k) Headings. The headings of the articles, sections, subsections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

                  (l) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

                  (m) Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

                  (n) Effective Date. Except for the provisions of Article I, which shall take effect as provided in Section 1.06 hereof, all other terms and provisions of this Agreement shall be effective as of the date first above written.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



                                             DSI TOYS, INC.:


                                             By:    /s/ M.D. Davis
                                                -------------------------------
                                             Name:  M.D. Davis
                                                  -----------------------------
                                             Title: Chief Executive Officer
                                                   ----------------------------


                                             MVII, LLC:


                                             By:      /s/ E. Thomas Martin
                                                -------------------------------
                                             Name: E. Thomas Martin
                                                  -----------------------------
                                             Title:   Manager
                                                   ----------------------------


                                             DSI GROUP:


Address: 13606 Taylorcrest                   /s/ M.D. Davis
         Houston, TX 77079                   ----------------------------------
         (fax: 713/465-2773)                 M. D. Davis



Address: c/o Jack R. Crosby                  RUST CAPITAL, LTD.:
         327 Congress Avenue
         Suite 350                           By: Rust Investment Corporation,
         Austin, TX 78701                           its general partner
         (fax: 512/474-1610)
                                             By: /s/ Jack R. Crosby
                                                -------------------------------
                                                 Jack R. Crosby, President

Address: 6829 Golf Drive                     /s/ Douglas A. Smith
         Dallas, TX 75205                    ----------------------------------
         (fax: 972/980-1503)                 Douglas A. Smith

Address: 515 Congress Avenue                /s/ Joseph N. Matlock
         Suite 2626                         -----------------------------------
         Austin, TX 78701                   Joseph N. Matlock
         (fax: 512/346-4404)

Address: Independent Bankers Capital Fund   /s/ Barry B. Conrad
         1700 Pacific Avenue                -----------------------------------
         Suite 1400                         Barry B. Conrad
         Dallas, TX 75201
         (214) 765-1485

                                 SPOUSAL CONSENT

         Each of the undersigned is fully aware of, understands, and fully consents to the provisions of this Agreement and its binding effect upon any community property or other interest that he or she may now or hereafter own in the Common Shares subject to this Agreement, and agrees that the termination of his or her marital relationship with a DSI Shareholder for any reason, including his or her death, will not remove any Common Shares otherwise subject to this Agreement from the coverage of this Agreement and that his or her awareness, understanding, consent, and agreement are evidenced by his or her signature to this Agreement.


                                        /s/ Dorothy J. Davis
                                        ---------------------------------------
                                        Name: Dorothy J. Davis


                                        /s/ Karin Smith
                                        ---------------------------------------
                                        Name: Karin Smith


                                        /s/ Laura Lee Matlock
                                        ---------------------------------------
                                        Name: Laura Lee Matlock


                                        /s/ Carol W. Conrad
                                        ---------------------------------------
                                        Name: Carol W. Conrad